Exhibit 99.1

CVG REPORTS THIRD QUARTER 2026 RESULTS AND ANNOUNCES CEO SUCCESSION PLAN

Delivered strong revenue growth and margin expansion
Returned to positive GAAP and Adjusted EPS
Raises revenue outlook and narrows Adjusted EBITDA guidance range
Appoints David Ruppel as President and CEO and a member of the Board

NEW ALBANY, OHIO (November 2, 2026) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its third quarter ended September 30, 2026.

Third Quarter 2026 Highlights (Results from Continuing Operations; compared with prior year, where comparisons are noted)
•Revenues of $208.1 million, up 36.5%, primarily driven by increased demand across all three segments.
•Gross margin expansion of 300 basis points versus Q3 2025 and 80 basis points sequentially versus Q2 2026 primarily from volume leverage and operational efficiency improvements.
•Operating income of $7.7 million, which included $3.1 million gain on sale of assets, up $8.7 million, compared to an operating loss of $1.1 million. Adjusted operating income of $5.6 million, compared to $1.6 million.
•Net income from continuing operations of $5.6 million, or $0.14 per diluted share and adjusted net income of $1.2 million, or $0.03 per diluted share, compared to net loss from continuing operations of $6.8 million, or $(0.20) per diluted share and adjusted net loss of $4.6 million, or $(0.14) per diluted share. Net income includes a $4.1 million pre-tax warrant liability revaluation benefit.
•Adjusted EBITDA of $8.5 million, compared to $4.6 million, with an adjusted EBITDA margin of 4.1%, up from 3.0%.

James Ray, President and Chief Executive Officer, said, “The third quarter demonstrated the earnings potential of a leaner, more efficient, and more focused CVG. Strong volume growth across all three segments, together with productivity gains, drove meaningful revenue growth and improvement in gross margin, adjusted operating income, and adjusted EBITDA. We see further opportunities to improve performance, particularly through driving plant efficiencies and recovering higher commodity and freight costs."

Mr. Ray continued, “Trim Systems & Components delivered the strongest year-over-year growth, benefiting from higher North American Class 8 production volumes and new program launches. Global Electrical Systems benefited from new program ramps and increased demand in construction markets, and we continue to work closely with Zoox to support their production plans. Global Seating delivered solid growth while executing the footprint initiatives in China, the U.S., and the U.K. We expect these initiatives to lower our cost base over time. We expect the combination of new business ramps, continued operational improvement and execution in our key end markets to support further earnings growth into 2027.”

Angie O’Leary, Chief Financial Officer, added, “The third quarter marks a meaningful step in our transition toward profitable growth, with stronger volume translating into higher adjusted margins and positive adjusted EPS. As growth accelerates, our financial priorities remain clear: converting higher earnings into cash, strengthening the balance sheet and investing in the working capital and capacity needed to support new business. We made progress in each area this quarter, including reducing net leverage to approximately 2.7 times. We remain focused on driving profitable growth and progressing toward our net leverage goal of approximately two times. Based on our performance through the first nine months of the year, and our expectations for the fourth quarter, we are raising our full-year revenue outlook. We are also reducing the top end of the Adjusted EBITDA guidance range, reflecting incremental expenses related to the CEO succession.”

CEO Succession Plan

The Company also announced that its Board of Directors (the “Board”) has appointed David Ruppel as the Company’s next President and Chief Executive Officer and a member of the Board, in each case effective November 9, 2026. Mr. Ruppel will succeed James Ray, who will step down as President and Chief Executive Officer and as a member of the Board on November 9, 2026 and will remain with CVG as a Senior Advisor through his retirement on January 5, 2027.

The Board extends its sincere gratitude to Mr. Ray for his outstanding leadership and the significant contributions he has made to CVG during his tenure and appreciates his continued counsel as Senior Advisor to support a seamless transition. During his nearly three years as CEO, Mr. Ray guided the Company through challenging end market conditions, refinanced its balance sheet, and transformed its operating structure to sharpen CVG's focus on profitable growth. Mr. Ray’s resignation did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

Mr. Ruppel brings more than 25 years of operational and general management experience across many of CVG’s key end markets, including commercial vehicles, electrical systems, and industrials. He currently serves as Senior Vice President and General Manager, Transportation & Logistics at Littelfuse, Inc., with global P&L responsibility for a $700 million segment, having previously led its Commercial Vehicle products business. His career also spans automotive and aerospace & defense, giving him a broad perspective on the customers, technologies, and demand cycles that shape CVG’s business. Prior to Littelfuse, Mr. Ruppel served as President of IDEX Optical Technologies and President of Montevideo Technology, Inc., leading global businesses through growth, acquisition integration, and operational transformation. Prior to that, he spent approximately 20 years in operational and general management roles at Herman Miller, Eaton, and Cooper Industries, including deep experience in electrical power management and manufacturing at Cooper and Eaton.

Mr. Ruppel holds an Executive Master of Business Administration from Marquette University and a Bachelor of Science in Management from Cardinal Stritch University.

“We have found an exceptional leader whose deep operating experience and strong record of execution position him well to advance CVG’s strategy and drive growth,” said William C. Johnson, Chairman of the Board. “David is a seasoned, results-oriented executive who has led complex global businesses, including in the commercial vehicle and electrical markets that are central to the Company. He is the right leader to guide CVG through its next phase of growth, and I am confident that this transition will be smooth.”

Mr. Ruppel said, “I am honored to be appointed President and CEO and thank the Board for its confidence. I look forward to partnering with our talented employees around the world as we execute our strategy and deliver value for our customers and shareholders. CVG is a diverse organization with a global footprint and broad product portfolio, and I am excited for the opportunity to lead it. Having spent my career in markets closely aligned with CVG’s, I see a strong foundation with clear potential to deliver profitable growth.”

Third Quarter Financial Results from Continuing Operations
(amounts in millions except per share data and percentages)

	Third Quarter
	2026	2025	$ Change	% Change
Revenues	$208.1	$152.5	$55.6	36.5%
Gross profit	$28.1	$16.0	$12.1	75.6%
Gross margin	13.5%	10.5%
Adjusted gross profit [1]	$28.8	$18.4	$10.4	56.5%
Adjusted gross margin [1]	13.8%	12.1%
Operating income	$7.7	$(1.1)	$8.8	NM2
Operating margin	3.7%	(0.7)%
Adjusted operating income [1]	$5.6	$1.6	$4.0	250.0%
Adjusted operating margin [1]	2.7%	1.0%
Net income (loss) from continuing operations	$5.6	$(6.8)	$12.4	NM2
Adjusted net income (loss) from continuing operations [1]	$1.2	$(4.6)	$5.8	NM2
Earnings (loss) per share, diluted	$0.14	$(0.20)	$0.34	NM2
Adjusted earnings (loss) per share, diluted [1]	$0.03	$(0.14)	$0.17	NM2
Adjusted EBITDA [1]	$8.5	$4.6	$3.9	84.8%
Adjusted EBITDA margin [1]	4.1%	3.0%
[1] See Appendix A for GAAP to Non-GAAP reconciliation
[2] Not meaningful

Consolidated Results from Continuing Operations

Third Quarter 2026 Results
•Third quarter 2026 revenues were $208.1 million, compared to $152.5 million in the prior year period, an increase of 36.5%. The overall increase in revenues was primarily due to increased customer demand in global markets and the ramp of previously awarded new business wins across all three of our segments.
•Operating income in the third quarter 2026 was $7.7 million, which included $3.1 million gain on sale of assets, up $8.7 million compared to an operating loss of $1.1 million in the prior year period. Third quarter 2026 adjusted operating income was $5.6 million, compared to adjusted operating income of $1.6 million in the prior year period. The increase in adjusted operating income was primarily attributable to the impact of higher sales volumes and operational efficiency improvements, partially offset by higher SG&A expense, driven primarily by share-based compensation, increased performance-based incentive compensation, and recruiting costs related to the CEO succession process.
•Interest associated with debt and other expenses was $3.4 million and $4.1 million for the third quarter 2026 and 2025, respectively, with the decrease for the third quarter 2026 due to lower debt balances.

•Net income from continuing operations was $5.6 million, or $0.14 per diluted share, for the third quarter 2026 compared to net loss of $6.8 million, or $(0.20) per diluted share, in the prior year period. Net income includes a $4.1 million pre-tax warrant liability revaluation benefit. Third quarter 2026 adjusted net income from continuing operations was $1.2 million, or $0.03 per diluted share, compared to adjusted net loss of $4.6 million, or $(0.14) per diluted share.

On September 30, 2026, the Company had $34.2 million of outstanding borrowings on its U.S. revolving credit facility and $1.5 million outstanding borrowings on its China credit facility, $39.8 million of cash and $83.3 million of availability from the credit facilities (subject to customary borrowing base and other conditions), resulting in total liquidity of $123.1 million.

Third Quarter 2026 Segment Results

Global Seating Segment

•Revenues were $84.7 million compared to $68.7 million for the prior year period, an increase of 23.3%, due primarily to increased customer demand in North America and Asia-Pacific markets.
•Operating income was $3.6 million, compared to $1.4 million in the prior year period, an increase of $2.2 million, driven by higher sales and improved gross margin performance. Third quarter 2026 adjusted operating income was $4.6 million compared to $2.9 million in the prior year period.

Global Electrical Systems Segment
•Revenues were $64.4 million compared to $49.5 million in the prior year period, an increase of 30.2%, primarily as a result of ramping new business wins and increased customer demand in construction markets.
•Operating income was $3.7 million compared to operating income of $0.8 million in the prior year period. The increase in operating income was primarily attributable to higher volume and product mix.

Trim Systems and Components Segment
•Revenues were $58.9 million compared to $34.3 million in the prior year period, an increase of 71.9%, primarily due to higher sales volume as a result of increased customer demand in North America, including improved product mix.
•Operating income was $5.8 million compared to operating loss of $0.9 million in the prior year period. The increase in operating income was primarily attributable to higher demand, improved operational efficiencies, and a gain on sale of assets. Third quarter 2026 adjusted operating income was $2.7 million compared to an adjusted operating loss of $0.3 million in the prior year period.

Outlook

CVG updated the Company's outlook for the full year 2026, based on current market conditions:

Metric	Prior 2026 Outlook ($ millions)	Updated 2026 Outlook ($ millions)
Revenues	$725 - $755	$755 - $775
Adjusted EBITDA	$26 - $31	$26 - $29
Free Cash Flow	Positive	Positive

This outlook reflects, among others, current industry forecasts for North America Class 8 truck builds. According to ACT Research, 2026 North American Class 8 truck production levels are expected to be at 272,442 units, up 8% versus the 2025 actual Class 8 truck builds of 251,251 units.

The outlook for the Construction end market reflects high-single digit growth in 2026.

Our long-term incentive awards are designed to align executive compensation with shareholder returns. Our adjusted EBITDA outlook incorporates current estimates of long-term performance shares settled in cash. Under GAAP accounting, such awards are remeasured each reporting period. Therefore, changes in our share price could materially affect our Adjusted EBITDA outlook. While this creates periodic earnings volatility under GAAP, it does not represent a corresponding change in our underlying cost structure. (see Appendix A)

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Tuesday, November 3, 2026, at 8:30 a.m. ET. Management intends to reference the Q3 2026 Earnings Call Presentation during the conference call. To participate, dial (833) 461-5787 using conference code 592968497. International participants dial (585) 542-9983 using conference code 592968497.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived and available for replay for one year.

Company Contact
Michelle Hards
Vice-President, Investor Relations / Corporate Financial Planning & Analysis
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Nathan Skown
Alpha IR Group
CVGI@alpha-ir.com

About CVG

CVG is a global provider of systems, assemblies and components to global commercial vehicle markets and electric vehicle markets. We deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including, but not limited to, global commercial vehicle markets and electric vehicle markets, changes in the North America Class 8 and Class 5-7 truck build rates, performance of the global construction and agricultural equipment businesses, the Company’s prospects in the global commercial vehicle markets and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment including global supply chain constraints, inflation and labor shortages, tariffs and counter-measures, financial covenant compliance, anticipated effects of acquisitions or divestitures, production of new products, plans for capital expenditures, and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Other Information

Throughout this document, certain numbers in the tables or elsewhere may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes.
###

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months and Nine Months Ended September 30, 2026 and 2025
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025

Revenues	$208,091	$152,489	$574,825	$494,240
Cost of revenues	179,991	136,446	502,181	440,875
Gross profit	28,100	16,043	72,644	53,365
Selling, general and administrative expenses	23,531	17,104	65,761	52,222
Gain on sale of assets	(3,084)	—	(17,041)	—
Operating income (loss)	7,653	(1,061)	23,924	1,143
Other (income) expense	686	729	2,465	1,083
Change in fair value of warrant liabilities	(4,112)	275	4,309	275
Loss on extinguishment of debt	419	—	3,406	460
Interest expense	3,356	4,068	10,398	8,862
Income (loss) before provision for income taxes	7,304	(6,133)	3,346	(9,537)
Provision for income taxes	1,733	687	5,614	4,527
Net income (loss) from continuing operations	$5,571	$(6,820)	(2,268)	(14,064)
Net income (loss) from discontinued operations	—	(260)	(1,500)	(2,088)
Net income (loss)	5,571	(7,080)	(3,768)	(16,152)
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.15	$(0.20)	$(0.06)	$(0.42)
Income (loss) from discontinued operations	$—	$(0.01)	$(0.04)	$(0.06)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.14	$(0.20)	$(0.06)	$(0.42)
Income (loss) from discontinued operations	$—	$(0.01)	$(0.04)	$(0.06)
Weighted average shares outstanding:
Basic	37,607	33,885	37,291	33,793
Diluted	39,160	33,885	37,291	33,793

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	September 30, 2026	December 31, 2025
Current assets:
Cash	$39,777	$33,282
Accounts receivable, net	125,523	86,262
Inventories	141,906	118,557
Other current assets	30,098	25,226
Total current assets	337,304	263,327
Property, plant and equipment, net	63,410	66,638
Intangible assets, net	2,929	3,350
Deferred income taxes, net	11,228	11,349
Other assets, net	69,215	47,050
Total assets	$484,086	$391,714
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$109,206	$74,180
Accrued liabilities and other	62,034	31,800
Current portion of long-term debt and short-term debt	4,342	2,371
Total current liabilities	175,582	108,351
Long-term debt	91,750	104,004
Pension and other post-retirement benefits	6,694	6,902
Other long-term liabilities	68,884	39,100
Total liabilities	$342,910	$258,357
Stockholders’ equity:
Preferred stock	$—	$—
Common stock	377	342
Treasury stock, at cost	(17,320)	(16,706)
Additional paid-in capital	290,070	272,903
Retained deficit	(100,601)	(96,832)
Accumulated other comprehensive loss	(31,350)	(26,350)
Total stockholders’ equity	141,176	133,357
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$484,086	$391,714

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended September 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenues	$84,713	$68,707	$64,447	$49,491	$58,931	$34,291	$—	$—	$208,091	$152,489
Gross profit (loss)	12,106	8,516	8,977	5,321	7,017	2,206	—	—	28,100	16,043
Selling, general & administrative expenses	8,505	7,108	5,303	4,483	4,348	3,136	5,375	2,377	23,531	17,104
Gain on sale of assets	—	—	—	—	(3,084)	—	—	—	(3,084)	—
Operating income (loss)	$3,601	$1,408	$3,674	$838	$5,753	$(930)	$(5,375)	$(2,377)	$7,653	$(1,061)

	Nine Months Ended September 30,
	Global Seating		Global Electrical Systems		Trim Systems and Components		Corporate/Other		Total
	2026	2025	2026	2025	2026	2025	2026	2025	2026	2025
Revenues	$239,232	$216,574	$183,925	$153,527	$151,668	$124,139	$—	$—	$574,825	$494,240
Gross profit (loss)	33,672	27,537	21,646	15,222	17,326	10,606	—	—	72,644	53,365
Selling, general & administrative expenses	24,026	21,092	16,299	14,260	12,534	10,083	12,902	6,787	65,761	52,222
Gain on sale of assets	(13,716)	—	—	—	(3,084)	—	(241)	—	(17,041)	—
Operating income (loss)	$23,362	$6,445	$5,347	$962	$7,876	$523	$(12,661)	$(6,787)	$23,924	$1,143

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Gross profit	$28,100	$16,043	$72,644	$53,365
Restructuring	684	2,375	2,622	4,016
Adjusted gross profit	$28,784	$18,418	$75,266	$57,381
% of revenues	13.8%	12.1%	13.1%	11.6%

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Operating income	$7,653	$(1,061)	$23,924	$1,143
Restructuring	999	2,703	3,233	4,545
Gain on sale of fixed assets	(3,084)	—	(17,041)	—
Total operating income adjustments	(2,085)	2,703	(13,808)	4,545
Adjusted operating income	$5,568	$1,642	$10,116	$5,688
% of revenues	2.7%	1.1%	1.8%	1.2%

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss) from continuing operations	$5,571	$(6,820)	$(2,268)	$(14,064)
Operating income adjustments	(2,085)	2,703	(13,808)	4,545
Loss on early extinguishment of debt	419	—	3,406	460
Warrant fair value adjustment	(4,112)	275	4,309	275
Adjusted provision for income taxes[1]	1,445	(745)	1,523	(1,320)
Adjusted net income (loss) from continuing operations	$1,238	$(4,587)	$(6,838)	$(10,104)

Diluted EPS	$0.14	$(0.20)	$(0.06)	$(0.42)
Adjustments to diluted EPS	$(0.11)	$0.06	$(0.12)	$0.12
Adjusted diluted EPS	$0.03	$(0.14)	$(0.18)	$(0.30)
1.Reported Tax Provision adjusted for tax effect of special charges at 25%.

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss) from continuing operations	$5,571	$(6,820)	$(2,268)	$(14,064)
Interest expense	3,356	4,068	10,398	8,862
Provision for income taxes	1,733	687	5,614	4,527
Depreciation expense	3,453	3,588	10,668	10,540
Amortization expense	134	141	406	424
EBITDA	$14,247	$1,664	$24,818	$10,289
% of revenues	6.8%	1.1%	4.3%	2.1%

EBITDA adjustments
Restructuring	$999	$2,703	$3,233	$4,545
Gain on sale of fixed assets	(3,084)	—	(17,041)	—
Loss on extinguishment of debt	419	—	3,406	460
Warrant fair value adjustment	(4,112)	275	4,309	275
Adjusted EBITDA	$8,469	$4,642	$18,725	$15,569
% of revenues	4.1%	3.0%	3.3%	3.2%

Long-term incentive compensation items impacting EBITDA:
Share-based compensation	$3,052	$1,037	$5,508	$2,788
Performance shares settled in cash	(366)	199	1,614	538
	$2,686	$1,236	$7,122	$3,326

	Three Months Ended September 30, 2026
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$3,601	$3,674	$5,754	$(5,375)	$7,654
Restructuring	974	25	—	—	999
Gain on sale of fixed assets	—	—	(3,084)	—	(3,084)
Adjusted operating income (loss)	$4,575	$3,699	$2,670	$(5,375)	$5,569
% of revenues	5.4%	5.7%	4.5%		2.7%

	Nine months ended September 30, 2026
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$23,362	$5,347	$7,876	$(12,661)	$23,924
Restructuring	2,536	534	163	—	3,233
Gain on sale of fixed assets	(13,716)	—	(3,084)	(241)	(17,041)
Adjusted operating income (loss)	$12,182	$5,881	$4,955	$(12,902)	$10,116
% of revenues	5.1%	3.2%	3.3%		1.8%

	Three Months Ended September 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$1,408	$838	$(930)	$(2,377)	$(1,061)
Restructuring	1,534	549	620	—	2,703
Adjusted operating income (loss)	$2,942	$1,387	$(310)	$(2,377)	$1,642
% of revenues	4.3%	2.8%	(0.9)%		1.1%

	Nine months ended September 30, 2025
	Global Seating	Global Electrical Systems	Trim Systems and Components	Corporate/Other	Total
Operating income (loss)	$6,445	$962	$523	$(6,787)	$1,143
Restructuring	1,892	1,618	907	127	$4,544
Adjusted operating income (loss)	$8,337	$2,580	$1,430	$(6,660)	$5,687
% of revenues	3.8%	1.7%	1.2%		1.2%

The following tables present reconciliations of the captions within CVG's Condensed Consolidated Statements of Cash Flows to Free cash flow, attributable to continuing operations, discontinued operations, and total CVG for the three and nine months ended September 30, 2026 and 2025.

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
CONTINUING OPERATIONS
Cash flows from operating activities	$1,562	$(1,686)	$1,685	$32,049
Purchases of property, plant and equipment	(5,072)	(1,818)	(10,807)	(7,089)
Proceeds from disposal/sale of property, plant and equipment	4,110	58	20,032	58
Free cash flow from continuing operations	$600	$(3,446)	$10,910	$25,018

DISCONTINUED OPERATIONS
Cash flows from operating activities	$—	$—	$—	$306
Free cash flow from discontinued operations	$—	$—	$—	$306

TOTAL COMPANY
Cash flows from operating activities	$1,562	$(1,686)	$1,685	$32,355
Purchases of property, plant and equipment	(5,072)	(1,818)	(10,807)	(7,089)
Proceeds from disposal/sale of property, plant and equipment	4,110	58	20,032	58
Free cash flow	$600	$(3,446)	$10,910	$25,324

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.